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                      NOMINEE AND STOCKHOLDERS' AGREEMENT

     Nominee and Stockholders' Agreement (the "Agreement"), dated as of ____ _________, 1996, by and between Clipper Capital Associates, L.P., a Delaware limited partnership (the "Nominee") and ________________ (the "Individual").

     WHEREAS, pursuant to that certain Subscription Agreement, dated as of the date hereof, between STX Acquisition Corp. (the "Company") and the Individual (the "Subscription Agreement"), the Individual will acquire that number of shares of the Company's common stock, par value $.01 per share (the "Common Stock") set forth on Schedule A attached hereto (the "Shares"); and

     WHEREAS, the Individual will direct that the Shares be issued in the name of the Nominee, as record owner, on behalf of the Individual;and

     WHEREAS, the Nominee and the Individual desire to enter into this Agreement in order to set forth their understanding with respect to certain voting arrangements, transfer rights and other matters.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

                                  ARTICLE I.

                             Corporate Governance
                             --------------------

     SECTION 1.01. Appointment of Nominee. The Individual shall direct, in the Subscription Agreement, that the Shares be issued in the name of the Nominee, as record owner. The Shares shall be held by the Nominee as the Individual's nominee. The Nominee shall be the record owner of the Shares. Any cash received by the Nominee on behalf of the Shares, in the form of a dividend or otherwise, shall be sent to the Individual as promptly as practicable.




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      SECTION 1.02. Irrevocable Proxy. The Individual hereby grants to, and is deemed to have executed in favor of, the Nominee an irrevocable proxy to vote all of the Shares at all meetings of the security holders of the Company or to give written consents in lieu of voting the Shares, on all matters submitted to security holders for vote, including but not limited to the election of directors of the Company. The proxy granted hereby to the Nominee shall be irrevocable and shall be deemed to be coupled with an interest.



                                  ARTICLE II.

                                Transferability
                                ---------------

      SECTION 2.01. General. Any purported Transfer (as defined below) of any Shares in violation of the provisions of this Agreement shall be void and the purported transferee shall not be entitled to vote or receive any distributions with respect to Shares so transferred. Any Transfer of Shares by the Individual which is otherwise in accordance with this Agreement must also be in accordance with the Sterling Chemicals Holdings, Inc. Stockholders Agreement, including the Tag-Along Agreement attached as Exhibit B thereto, and federal and applicable state securities laws. As used in this Agreement, the word "Transfer" means any event constituting a sale, bequest, exchange, distribution, assignment, gift, pledge, hypothecation, mortgage, the creation of any security interest in, lien upon, or other encumbrance, and any other transfer or disposition of any kind, whether voluntary or involuntary, affecting record or beneficial ownership in or possession of any of the Shares.

       SECTION 2.02  Restriction on Disposition; Tag-along; Bring-along.

       (a) Except as set forth below, the Individual shall not Transfer any Shares, directly or indirectly, including, without limitation, any Transfer to a spouse, family-owned partnership or trust, without the prior written consent of the Nominee. The provisions of this Section 2.02(a) shall not apply to any Transfer by the Individual, upon the death of the Individual, of Shares to the Individual's heirs, executors, administrators or distributees provided that such persons agree to be bound by this Agreement to the same extent as the Individual.

       (b) In the event that the Nominee shall propose to sell all or any portion of the Common Stock of the Company owned or otherwise held by the Nominee, the Nominee shall have the option, exercisable upon ten (10) days'prior written notice of such proposed sale (which notice shall include all of the material terms and conditions of such proposed sale and shall identify the proposed purchaser(s)) to require the Individual to sell all or the same portion, as the case may be, of the Shares to such proposed purchaser(s) at the same time and upon the same terms and conditions as the Nominee sells the Common Stock.






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       (c)  In the event that the Nominee shall propose to sell all the Common
Stock of the Company held by the Nominee and the Nominee has determined not to exercise its rights under Section 2.02(b) hereof, the Nominee shall provide the Individual with not less than ten (10) days' prior written notice of such proposed sale (which notice shall include all of the material terms and conditions of such proposed sale, and shall identify the proposed purchaser(s)). The Individual shall thereupon have the option, exercisable by written notice delivered to the Nominee within five (5) days following the receipt by the Individual of the notice, to require the proposed purchaser(s) to also purchase from the Individual all of the Shares owned by the Individual and held by the Nominee at the same time and upon the same terms and conditions as the Nominee sells the Common Stock. If the Individual shall so elect, the Nominee shall either (i) arrange for the proposed purchaser or purchasers to purchase all of the Individual's Shares at the same time and upon the same terms and conditions at which the Nominee sells its Common Stock or (ii) not effect the proposed sale to such purchaser or purchasers.

       (d)  If the Individual sells the Shares pursuant to Section 2.02(b) or
(c) above, the Nominee shall deliver at the closing of such sale, documents in form satisfactory to transfer the Shares to the purchaser thereof, against payment by such purchaser of the purchase price therefor, which purchase price shall be paid to the Individual by the Nominee within five business days after receipt thereof.

                                 ARTICLE III.

                                 Miscellaneous
                                 -------------

       SECTION 3.01. After-Acquired Shares. All of the provisions of this Agreement shall apply to all of the securities of the Company now owned or which may be issued or Transferred hereafter to the Individual in consequence of any additional issuance, purchase, exchange, conversion, or reclassification of securities, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by the Individual in any other manner (all of which shall be deemed to be "Shares" hereunder). The Nominee shall hold all such after-acquired property as the Individual's nominee. Upon any Transfer or acquisition of Shares, Schedule A shall be amended to reflect such Transfer or acquisition of Shares.

       SECTION 3.02. Specific Performance. The parties hereto acknowledge that irreparable damage would result if this agreement is not specifically enforced and that, therefore, the rights and obligations of the parties under this agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies








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shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

       SECTION 3.03 Term of Agreement. This Agreement shall become effective on the date hereof. This Agreement, except for section 3.05 hereof, shall terminate on the date which is the earlier of: (i) the date on which the Nominee and the Individual shall by mutual consent in writing agree to such termination;
(ii) the date on which the Nominee transfers the Shares to the Individual, (iii) the date of disposition of all Shares subject to this Agreement and (iv) the date on which the Nominee or an affiliate of Nominee no longer acts as Manager for Clipper/Merchant Partners, L.P.

       SECTION 3.04. Investment Representations. The Individual represents and warrants that he acquired the Shares for his own account, for investment only and not with a view to the sale or distribution thereof. The Individual recognizes that the Shares have not been registered under the Securities Exchange Act of 1993, as amended (the "Act"), in reliance upon an exemption from such registration, and agrees that he will not Transfer the Shares in the absence of an effective registration statement covering such Shares under the Act, unless such Transfer is exempt from registration and is not prohibited by the terms of this Agreement.

       SECTION 3.05  Exculpation and Indemnification.

       (a) General. Neither the Nominee nor its officers, directors, partners, shareholders or employees ("Indemnified Parties"), shall be liable, in damages or otherwise, to the Individual for any act or omission performed or omitted by any of them arising out of or in connection with this Agreement, unless such act or omission results from the Indemnified Party's gross negligence or willful or criminal misconduct. Each Indemnified Party shall be a third party beneficiary of this Agreement solely for purposes of this Section 3.05(a) The Individual shall reimburse the Nominee on demand for, and shall indemnify and hold the Nominee harmless against and with respect to, any and all loss, liability, damage or expense (including, without limitation, reasonable attorneys' fees and costs) that the Nominee may suffer or incur in connection with the entering into this Agreement and performing its obligations hereunder or otherwise in connection therewith, except to the extent such loss, liability, damage or expense arises from the willful misconduct or gross negligence of the Nominee.

        (b) Tax. If the Nominee or any custodian, broker, agent or other party engaged with respect to any transaction involving the Shares is required by law to make any payment on behalf of the Individual with respect to taxes (including, without limitation, federal witholding taxes), then the Individual shall indemnify and hold harmless the Nominee, its officers and employees, and any such custodian, broker, agent or other party (each of which shall be a third-party beneficiary of this Agreement solely for purposes of this




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section) for the entire amount of such payment (including interest and penalties thereon and expenses related thereto). The proceeds of any disposition of Shares may be offset against the Individual's obligation to indemnify the Nominee or any other party under this section.

       SECTION 3.06. Expenses. The Nominee shall be entitled to receive from the Individual all reasonable expenses which are incurred by the Nominee in connection with the Shares. The proceeds of any disposition of Shares may be offset against the Individual's obligation to reimburse the Nominee under this section.

       SECTION 3.07. No Investment Advice. The individual hereby acknowledges and agrees that the Nominee has not, and will not provide in connection with this Agreement or otherwise, investment advice with respect to the Individual's investment in the Company or the Shares.

       SECTION 3.08. Financial and Other Information. The Nominee shall cause a copy of all periodic financial reports and other disclosure provided to it by the Company to be forwarded to the Individual at his or her address set forth in Schedule A hereto.

       SECTION 3.09. Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, no party hereto may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party hereto.

       SECTION 3.10. Entire Agreement. This Agreement constitutes the complete understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

       SECTION 3.11. Approvals and Consents. The Individual hereby agrees, for himself, his heirs and legal representative(s), to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, and to take such other actions as may be reasonably required to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

       SECTION 3.12. Notices. All notices, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid, or if given by telex or other







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telegraphic means, to such party at his or its address set forth in Schedule A hereto. Any such notice shall for all purposes of this Agreement be deemed to have been given, and received by the addressee, on the date of such personal delivery or telex or telegraphic notice or five (5) days after any such mailing thereof.

        SECTION 3.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        SECTION 3.14 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, including the remainder of the provision held invalid, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

        SECTION 3.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        SECTION 3.16 Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom.

        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first set forth above.

                                [INDIVIDUAL]


                                _____________________________________

                                CLIPPER CAPITAL ASSOCIATES, L.P

                                By:  CLIPPER CAPITAL ASSOCIATES, INC.,
                                        its General Partner

                                By:  ________________________________
                                     Name:
                                     Title:




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